CRATOS Secures $2 Million Operating Facility from Major Bank

Toronto, May 26, 2005: ActiveCore Technologies, Inc. (OTCBB: ATVE), a Company that operates a group of subsidiaries and divisions in the US, UK and Canada that offer a Smart Enterprise Suite of products, is pleased to announce that CRATOS, a wholly owned subsidiary of ActiveCore, has secured a revolving credit facility from a major Canadian Bank in the amount of $2 Million.

The revolving credit facility will be used primarily to fund continued growth and expand the current infrastructure to ensure that it is capable of supporting CRATO's numerous global interests.

As a tremendous vote of confidence in the future of CRATOS and ActiveCore, the facility was personally guaranteed by ActiveCore management.

ActiveCore President & Ceo Peter Hamilton stated, "We see this as a very positive development for CRATOS and ActiveCore as the facility will help to sustain our growth curve and build out our infrastructure." Mr. Hamilton went on to say, "Management is deeply committed to the success of both CRATOS and ActiveCore, such that we have personally guaranteed the operating facility. We believe that the future is extremely bright and that the weeks and months ahead will be very exciting times for the Company and its shareholders."

This press release is available on the company's official online investor relations site for investor commentary, feedback and questions. Investors are asked to visit the ActiveCore IR Hub located at http://www.Agoracom.com/IR/ActiveCore Alternatively, investors can e-mail AGORA Investor Relations directly at ATVE@Agoracom.com.

About ActiveCore Technologies, Inc. (www.ActiveCore.com)

ActiveCore Technologies, Inc., operates a group of subsidiaries and divisions in the U.S., U.K. and Canada that offer a Smart Enterprise Suite of products and services. We integrate, enable, and extend functions performed by current and legacy IT systems. Our products encompass web portals, enterprise middleware, mobile data access, data management and system migration applications. The Systems Integration & Modernization Division of ActiveCore operates under the trade names of Cratos, MDI Solutions and TwinCentric. The Corporate Disclosure and Messaging Division of ActiveCore operates under the trade names C Comm Network Corporation, DisclosurePlus and ActiveCast. ActiveCore services clients in healthcare, financial services, government and manufacturing worldwide.

IR CONTACT:

AGORA Investor Relations
Email: ATVE@agoracom.com
IR Hub: http://www.Agoracom.com/IR/ActiveCore

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Statements contained in this news release regarding ActiveCore Technologies,
Inc. formerly IVP Technology and planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond ActiveCore's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in ActiveCore's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 4, 2005. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above.